Exhibit 99.1

CONTACT:         Thor Erickson - Investor Relations
+1 (678) 260-3110

Fred Roselli - Media Relations
+1 (678) 260-3421

COCA-COLA ENTERPRISES ANNOUNCES RETIREMENT OF
EXECUTIVE VICE PRESIDENT BILL DOUGLAS
Ronald J. Lewis to Re-Join CCE as Senior Vice President of Supply Chain
ATLANTA, March 16, 2015 - Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today announced that, following a distinguished 30-year career in the Coca-Cola system, Bill Douglas, Executive Vice President, Supply Chain, will be retiring later this year.
Mr. Douglas joined the Coca-Cola system in 1985, serving in various European senior management roles, including chief financial officer of Coca-Cola Hellenic. Bill joined CCE in 2004, and served as CCE’s chief financial officer from 2005 to 2013. As Executive Vice President and CFO, Bill oversaw the 2010 transaction that transformed CCE into a European operating company, enabling a return of nearly $7 billion in cash to shareowners in the following years. Since 2013, Bill has served as head of CCE’s Supply Chain team.
“Bill is a highly-regarded and deeply-esteemed colleague who has been a trusted partner and close friend since I joined CCE nearly nine years ago,” said John F. Brock, chairman and chief executive officer. “His strong business acumen and deep financial experience, combined with his enthusiasm and passion for our business, have contributed greatly to CCE’s successes over the last 11 years. He leaves a legacy of pragmatism, thoughtful leadership, and strategic thinking, and his presence in our Atlanta office and our facilities across Europe will certainly be missed.”
CCE also announced today that Ronald J. Lewis will re-join the company as Senior Vice President of Supply Chain, effective April 1. Mr. Lewis currently serves as Vice President, Procurement and Chief Procurement Officer for The Coca-Cola Company. Prior to this role, Ron held several roles for CCE in North

America, including as Vice President of the company’s North American Supply Chain. In his new role, Ron will report to Mr. Brock and will serve on the company’s Executive Leadership Team.
“Ron has an excellent track record of delivering results, extensive experience in the Coca-Cola bottling system, and an intimate understanding of the complexities of leading large supply chain operations in Europe and globally,” said Mr. Brock. “He is well-respected throughout the Coca-Cola system, and has demonstrated an ability to unlock shareowner value by creating a demand-driven, customer-focused organization. We look forward to welcoming him back to Coca-Cola Enterprises.”
Mr. Lewis, 48, has also served as President and CEO of Coca-Cola Bottlers’ Sales and Services Company LLC, and has held several supply chain, procurement, and trading and risk management roles with Mars and Cargill. He holds a Bachelor of Science in Chemical Engineering from Montana State University, and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University.
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About CCE
Coca-Cola Enterprises, Inc. (CCE) is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate with a local focus and have 17 manufacturing sites across Europe, where we manufacture nearly 90 percent of our products in the markets in which they are consumed. Corporate responsibility and sustainability is core to our business, and we have been recognised by leading organizations in North America and Europe for our progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about our company, please visit our website at www.cokecce.com and follow us on twitter at @cokecce.